Exhibit 99.1

VOLT INFORMATION SCIENCES

UPDATES STATUS OF ACCOUNTING REVIEW

AND ANNOUNCES PLANNED RESTATEMENT

New York, New York, December 23, 2009 – Volt Information Sciences, Inc. (NYSE: VOL) today updated the information provided in its press release of October 6, 2009 concerning whether certain revenues and associated costs under certain customer contracts, recognized during fiscal years 2002 through 2008 and the first two quarters of fiscal 2009 by its Computer Systems segment, should be recognized in periods later than the periods in which they were recognized.

The Company’s management has identified errors in the application of accounting literature to revenue recognition for certain multi-year customer arrangements for telephone systems with multiple deliverables, some of which include customized software.

In the October 6th press release, the Company stated that its review involved an aggregate of approximately $20 million of revenue, and associated costs and expenses, affected by certain contracts from the fiscal years 2002 through 2008 and the first two quarters of fiscal year 2009, and that the Company may further expand its review to additional contracts. Since October 6th the Company’s review of contracts has identified a total of approximately $50 million in previously recognized revenue that may need to be recognized after the second quarter of fiscal 2009.

Accordingly, the Company’s Audit Committee, on the recommendation of management, concluded that the Company will restate its financial statements for the fiscal years ended October 28, 2007 and November 2, 2008 and for quarterly periods through May 3, 2009.

The restatement is expected to impact only the timing of revenue and related costs recognized by the Company and not the validity of the underlying transactions. In addition, the revised results are not anticipated to have any effect on the Company’s cash positions. Cash and cash equivalents, excluding restricted cash, totaled $118.8 million as of November 1, 2009 compared to $120.9 million at November 2, 2008, while total borrowings were $85.7 million at November 1, 2009 compared to $120.3 at November 2, 2008.

Jack Egan, the Company’s Chief Financial Officer, stated, “We continue to work to analyze a large number of complex multi-year contracts involving multiple deliverables, complete our analysis and restate our financial statements. As a result, the Company is likely to be delayed in filing its Form 10-K due on January 15, 2010. We will provide updated information and schedule a conference call to review the restatement and the financial results for our fiscal 2009 as soon as we complete the review. We appreciate the support expressed by our customers, shareholders, financial institutions, suppliers, and employees as we complete this process.”

About Volt Information Sciences, Inc. Volt Information Sciences, Inc. is a leading provider of global infrastructure solutions in technology, information services and staffing acquisition for its FORTUNE 100 customer base. Operating through an international network of servicing locations, the staffing segment fulfills IT, engineering, administrative, and industrial workforce requirements of its customers, for both professional search and temporary/contingent personnel as well as managed services programs and Recruitment Process Outsourcing (RPO) services. Technology infrastructure services include telecommunications engineering, construction, and installation; central office services; and IT managed services and maintenance. Information-based services are primarily directory assistance, operator services, database management, and directory printing. Visit www.volt.com.

This press release contains forward-looking statements which are subject to a number of known and unknown risks, including general economic, competitive and other business conditions, the degree and timing of customer utilization and rate of renewals of contracts with the Company, that could cause actual results, performance and achievements to differ materially from those described or implied in the forward-looking statements. Information concerning these and other factors that could cause actual results to differ materially from those in the forward- looking statements is contained in Company reports filed with the Securities and Exchange Commission. A copy of the Company’s latest Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q, as filed with the Securities and Exchange Commission and the New York Stock Exchange, are available without charge upon request to Volt Information Sciences, Inc., 1600 Stewart Avenue, Westbury, New York 11590, Attention: Shareholder Relations. These and certain other SEC filings are also available to the public over the Internet at the SEC’s website at http://www.see.gov and at the Company’s website at http://www.volt.com in the Investor Information section.

Contact:

Ron Kochman

Volt Information Sciences

voltinvest@volt.com